EXHIBIT 99.2

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Financial Statements (Unaudited)
For the Three Months and Six Months Ended June 30, 2010 and 2009

Connecticut Energy Corporation and CTG Resources, Inc.

Index

Condensed Combined Financial Statements (Unaudited) for the Three Months and Six Months Ended June 30, 2010 and 2009	Page(s)

Condensed Combined Statements of Operations	1
Condensed Combined Statements of Comprehensive Income (Loss)	1
Condensed Combined Balance Sheets	2 – 3
Condensed Combined Statements of Cash Flows	4
Condensed Combined Statements of (Accumulated Deficit) Retained Earnings	5
Notes to Condensed Combined Financial Statements	6 - 14

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Operations – (Unaudited)

	Three Months		Six Months
Periods ended June 30,	2010	2009	2010	2009
(Thousands)
Operating Revenues
Sales and services	$111,831	$109,654	$426,433	$453,002
Operating Expenses
Natural gas purchased	48,330	44,351	237,740	268,626
Other operating expenses	27,999	36,427	60,388	72,236
Maintenance	5,605	4,781	11,454	9,268
Depreciation and amortization	11,759	18,377	23,263	29,416
Goodwill impairment charge	249,844	-	249,844	-
Other taxes	8,422	8,412	25,886	27,386
Total Operating Expenses	351,959	112,348	608,575	406,932
Operating (Loss) Income	(240,128)	(2,694)	(182,142)	46,070
Other (Income)	(2,279)	(1,925)	(6,910)	(3,773)
Other Deductions	4,162	1,189	5,341	1,551
Interest Charges	7,576	8,177	14,835	15,932
(Loss) Income Before Income Taxes	(249,587)	(10,135)	(195,408)	32,360
Income Taxes (Benefit)	(7,149)	(7,795)	9,524	8,363
Net (Loss) Income	(242,438)	(2,340)	(204,932)	23,997
Less: Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	13	26	13
Net Income Attributable to Other Noncontrolling Interests	146	97	293	252
Net (Loss) Income Attributable to CEC and CTG	$(242,597)	$(2,450)	$(205,251)	$23,732
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Comprehensive Income (Loss) – (Unaudited)

	Three Months		Six Months
Periods ended June 30,	2010	2009	2010	2009
(Thousands)
Net (Loss) Income	$(242,438)	$(2,340)	$(204,932)	$23,997
Other Comprehensive (Loss) Income, Net of Tax	(357)	311	(249)	219
Comprehensive (Loss) Income	(242,795)	(2,029)	(205,181)	24,216
Less: Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	13	26	13
Comprehensive Income Attributable to Other Noncontrolling Interests	146	97	293	252
Comprehensive (Loss) Income Attributable to CEC and CTG	$(242,954)	$(2,139)	$(205,500)	$23,951
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Balance Sheets – (Unaudited)

	June 30, 2010	December 31, 2009
(Thousands)
Assets
Current Assets
Cash and cash equivalents	$127,448	$25,367
Accounts receivable and unbilled revenues, net	104,830	128,705
Accounts receivable affiliate	1,812	1,441
Notes receivable affiliate	9,076	5,700
Natural gas in storage, at average cost	106,287	145,362
Materials and supplies, at average cost	1,644	1,407
Deferred income taxes	938	141
Derivative assets	-	306
Prepaid taxes	7,941	33,371
Prepayments and other current assets	1,020	10,910
Total Current Assets	360,996	352,710
Utility Plant, at Original Cost
Natural gas	1,320,606	1,315,749
Less accumulated depreciation	419,878	430,702
Net Utility Plant in Service	900,728	885,047
Construction work in progress	3,437	1,370
Total Utility Plant	904,165	886,417
Other Property and Investments
Other property and investments	55,830	58,470
Investment in wind farms	299,932	304,821
Total Other Property and Investments	355,762	363,291
Regulatory and Other Assets
Regulatory assets
Unfunded future income taxes	86,674	86,606
Deferred income taxes	11,322	7,947
Environmental remediation costs	3,057	3,342
Deferred purchased gas	-	34,674
Low income program	38,304	47,121
Pension and other postretirement benefits	157,413	162,270
Other	43,100	36,890
Total regulatory assets	339,870	378,850
Other assets
Goodwill	210,029	459,873
Other	16,681	17,649
Total other assets	226,710	477,522
Total Regulatory and Other Assets	566,580	856,372
Total Assets	$2,187,503	$2,458,790
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Balance Sheets – (Unaudited)

	June 30, 2010	December 31, 2009
(Thousands)
Liabilities
Current Liabilities
Current portion of long-term debt	$40,000	$40,000
Note payable to affiliate	14,052	16,100
Accounts payable and accrued liabilities	5,064	11,649
Accounts payable, natural gas purchased	30,161	54,494
Accounts payable to affiliates	7,048	7,909
Interest accrued	5,081	6,211
Taxes accrued	37,734	25,487
Customer deposit	9,194	10,145
Derivative liability	90	-
Other	13,674	18,929
Total Current Liabilities	162,098	190,924
Regulatory and Other Liabilities
Regulatory liabilities
Accrued removal obligations	193,593	189,555
Deferred income taxes	35,084	39,854
Pension benefits	22,102	23,730
Deferred purchased gas	34,141	-
Other	20,141	64,657
Total regulatory liabilities	305,061	317,796
Other liabilities
Deferred income taxes	257,619	235,212
Pension and other postretirement benefits	135,736	136,124
Asset retirement obligations	17,788	17,530
Other	23,207	4,003
Total other liabilities	434,350	392,869
Total Regulatory and Other Liabilities	739,411	710,665
Long-term debt	344,000	344,000
Total Liabilities	1,245,509	1,245,589
Commitments and Contingencies
Preferred Stock of Subsidiary
Redeemable preferred stock, noncontrolling interests	750	750
CEC and CTG Common Stock Equity Common stock	2	2
Capital in excess of par value	1,147,228	1,183,228
(Accumulated deficit) Retained earnings	(212,028)	23,223
Accumulated other comprehensive (loss)	(433)	(184)
Total CEC and CTG Common Stock Equity	934,769	1,206,269
Other Noncontrolling Interests	6,475	6,182
Total Equity	941,244	1,212,451
Total Liabilities and Equity	$2,187,503	$2,458,790
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Cash Flows – (Unaudited)

Six months ended June 30,	2010	2009
(Thousands)
Operating Activities
Net income (loss)	$(204,932)	$23,997
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	23,263	22,104
Amortization of regulatory and other assets and liabilities	12,441	(4,107)
Deferred income taxes and investment tax credits, net	13,396	(12,561)
Goodwill impairment charge	249,844	-
Bridgeport pipeline contract impairment	-	7,312
Pension expense	5,331	3,782
Changes in current operating assets and liabilities
Accounts receivable and unbilled revenues, net	20,370	89,107
Inventories	38,838	75,512
Prepayments and other current assets	10,195	3,791
Accounts payable and accrued liabilities	(28,645)	(66,617)
Interest accrued	(1,129	80
Taxes accrued	37,676	5,900
Other current liabilities	(6,116	(7,567)
Changes in other assets	31,484	28,863
Changes in other liabilities	(23,584)	3,220
Net Cash Provided by Operating Activities	178,432	172,816
Investing Activities
Utility plant additions	(12,430)	(18,962)
Proceeds from sale of Capitol Area System	-	10,624
Notes receivable, affiliate	(3,376)	(1,300)
Other property additions	-	(3,965)
Investments available for sale	7,529	3,444
Investment in wind farms	-	(304,821)
Net Cash (Used in) Investing Activities	(8,277)	(314,980)
Financing Activities
Equity contribution from parent	-	305,400
Long-term note issuances	-	20,000
Long-term note retirements	-	(14,900)
Notes payable three months or less, net	-	(122,750)
Notes payable to affiliate three months or less, net	(2,048)	(6,500)
Liquidating dividends	(36,000)	-
Dividends paid on preferred stock of subsidiary, noncontrolling interests	(26)	(13)
Dividends paid on common stock	(30,000)	(12,000)
Net Cash (Used in) Provided by Financing Activities	(68,074)	169,237
Net Increase in Cash and Cash Equivalents	102,081	27,073
Cash and Cash Equivalents, Beginning of Period	25,367	29,616
Cash and Cash Equivalents, End of Period	$127,448	$56,689
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc. CondensedCombined Statements of (Accumulated Deficit) Retained Earnings – (Unaudited)

Six months ended June 30,	2010	2009
(Thousands)
Balance, Beginning of Period	$23,223	$9,303
Add net (loss) income	(204,932)	23,997
	(181,709)	33,300
Deduct net income attributable to other noncontrolling interests	293	252
Deduct preferred stock dividends of subsidiary, noncontrolling interests	26	13
Deduct dividends on common stock	30,000	12,000
Balance, End of Period	$(212,028)	$21,035
The accompanying notes are an integral part of our condensed combined financial statements.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 1. Unaudited Condensed Combined Financial Statements

In management’s opinion, the accompanying unaudited condensed combined financial statements reflect all adjustments necessary for a fair statement of the interim periods presented. All such adjustments are of a normal, recurring nature. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

These financial statements represent the combined financial statements of Connecticut Energy Corporation (CEC) and CTG Resources, Inc. (CTG) after eliminating intercompany transactions under the basis of common control since both companies are owned by Iberdrola USA, Inc. (Iberdrola USA). The financial statements of CEC and CTG consolidate their majority-owned subsidiaries after eliminating intercompany transactions.

We have evaluated events or transactions that occurred after June 30, 2010, for inclusion in these financial statements through August 6, 2010, which is the date these financial statements were available to be issued.

On May 25, 2010, UIL Holdings Corporation (UIL) entered into an agreement to purchase CEC and CTG as well as Berkshire Energy Resources. Pursuant to the agreement, UIL will obtain the gas distribution utilities owned by CEC and CTG, The Southern Connecticut Gas Company (SCG) and Connecticut Natural Gas Corporation (CNG), and Iberdrola USA, Inc. will retain their nonutility subsidiaries, CNE Energy Services Group, Inc. (CNE Energy) and TEN Companies, Inc. (TEN) at the time of the transaction. The purchase is subject to various state and federal approvals. We expect the sale to be completed by the first quarter of 2011.

The accompanying unaudited condensed combined financial statements should be read in conjunction with the combined annual financial statements and notes thereto for the fiscal year ended December 31, 2009. Due to the seasonal nature of our operations, financial results for interim periods are not necessarily indicative of trends for a 12-month period.

Bridgeport pipeline contract impairment: In 1998 CNE Energy, a subsidiary of CEC, provided the funds for the construction of an 11.5 mile long pipeline in Bridgeport, Connecticut, which is subject to a 20 year gas transmission agreement (Agreement) with an unrelated entity. CNE Energy recorded the $12.8 million total cost of construction of the pipeline as an intangible asset (contract interest) on its balance sheet, which it then began to amortize over the 20 year life of the project. SCG constructed the pipeline and has owned and operated it since its completion. In addition to funding the pipeline construction costs, CNE Energy has paid all operating and maintenance costs related to the pipeline project. As a result of Energy East Corporation’s acquisition of SCG and CNE Energy in February 2000, the value of the investment in the pipeline was assessed and CNE Energy recorded an intangible asset of $2.4 million. CNE Energy has been amortizing the valuation adjustment over the remaining term of the Agreement, since February 2000.

In February 1998 the Connecticut Department of Public Utility Control (DPUC) issued a decision concerning the allocation of revenues during the first 10 years of the Agreement, allocating a portion to SCG for the benefit of its ratepayers with the remaining portion retained by CNE Energy. The original DPUC decision required SCG to petition the DPUC by July 1, 2008, for an adjustment to the allocation of revenues for the second 10 years of the Agreement. The DPUC issued a decision on April 1, 2009, reducing the annual revenue allocation to CNE Energy for

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

the remaining term of the Agreement. Based on its estimate of undiscounted cash flows for the remaining years, CNE Energy determined that the combined $7.1 million carrying amount of the contract interest and valuation adjustment was not recoverable, and impaired the entire net carrying amount.  In addition, because substantially all of its economic activity is derived from the Bridgeport contract, CNE Energy also impaired $0.2 million of net goodwill in 2009. The combined pretax impairments totaling approximately $7.3 million are included in depreciation and amortization on the statement of operations. The total after-tax effect of the impairments is approximately $4.7 million.

Liquidating dividends: In March and June 2010 CEC declared liquidating dividends of $18 million each to Iberdrola USA, which were paid in April and June 2010.

Note 2. Other (Income) and Other Deductions

	Three Months		Six Months
Periods ended June 30,	2010	2009	2010	2009
(Thousands)
Interest and dividend income	$(108)	$(148)	$(184)	$(233)
Carrying costs on regulatory assets	(304)	(281)	(599)	(552)
Gain on weather derivative	(175)	-	(3,000)	-
Equity in partnership interest	(1,100)	(1,085)	(2,277)	(2,310)
Gain on sale of Capitol Area System	-	(493)	-	(493)
Life insurance credit	(254)	-	(254)	-
Miscellaneous	(338)	82	(596)	(185)
Total other (income)	$(2,279)	$(1,925)	$(6,910)	$(3,773)
Civic donations	$46	$34	$54	$54
Losses on energy risk contracts	37	45	263	316
Loss on wind farms	3,872	871	4,889	871
Miscellaneous	207	239	135	310
Total other deductions	$4,162	$1,189	$5,341	$1,551

Note 3. Goodwill

Iberdrola USA’s decision to sell its northeastern gas companies, including SCG and CNG, allows it to increase its focus on its electricity business and provides it with a funding source for its announced electric transmission investments. The sale agreement represented a triggering event and we have performed an impairment assessment in accordance with ASC 350, Intangibles – Goodwill and Other, of the goodwill for SCG and CNG. We determined that the carrying value of the combined companies exceeded the purchase price agreed to by UIL for CNG and SCG, resulting in a goodwill impairment of $250 million.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

The carrying amount of goodwill at December 31, 2009, and June 30, 2010, is shown in the following table.

Six Months Ended June 30, 2010
(Thousands)
Balance, beginning of period
Goodwill	$460,115
Accumulated impairment losses	(242)
459,873
Impairment for UIL agreement to purchase CEC and CTG	(249,844)
Balance, end of period
Goodwill	460,115
Accumulated impairment losses	(250,086)
$210,029

The above amounts include goodwill of $3.8 million at December 31, 2009, and June 30, 2010, for TEN. There was no impairment of TEN’s goodwill.

Note 4. Income Taxes

Our tax expense differed from the expense at the statutory rate of 35% due to the following:

	Three Months		Six Months
Periods ended June 30,	2010	2009	2010	2009
(Thousands)
Tax expense at statutory rate	$(87,355)	$(3,547)	$(68,393)	$11,326
Flow-through items
Depreciation and amortization not normalized	(507)	99	(212)	(413)
Removal costs	(176)	(118)	(1,075)	(935)
Production tax credits	(7,046)	(5,797)	(12,493)	(5,797)
State taxes, net of federal benefit	(13)	(1,248)	3,302	1,294
Goodwill impairment	87,536	-	87,536	-
Other, net	412	2,816	859	2,888
Difference from statutory	80,206	(4,248)	77,917	(2,963)
Total income taxes	$(7,149)	$(7,795)	$9,524	$8,363

Income taxes were $80.2 million higher for the three months ended June 30, 2010, than they would have been at the federal statutory rate of 35%, and $4.2 million lower for the three months ended June 30, 2009. Income taxes were $77.9 million higher for the six months ended June 30, 2010, and $3.0 million lower for the six months ended June 30, 2009, than they would have been at the federal statutory rate of 35%. The effective tax rate for both the three months and the six months ended June 30, 2010, was higher than the statutory rate primarily due to the recording of a goodwill impairment due to the potential sale of CNG and SCG.  The goodwill impairment does not result in a corresponding tax benefit as there is no tax basis in the goodwill. CEC and CTG were acquired in 2000 in a nontaxable transaction resulting in a carried over tax basis versus a step-up in tax basis. The effect of production tax credits generated as a result of our investment in wind farms reduced income taxes for all of the above presented periods.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Elimination of tax deduction related to Medicare Part D Subsidy: The Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act of 2010 (H.R. 4872) were signed into U.S. law in late March 2010. SCG and CNG receive a federal subsidy because we sponsor retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the benefits under Medicare Part D. The subsidy is known as the Retiree Drug Subsidy (RDS or the subsidy). The RDS payments we receive are not currently taxed. A provision in the PPACA changes the tax treatment of the RDS, requiring the amount of the subsidy received to be offset against the amount of retiree health care payments that would be eligible for a tax deduction. As a result, the subsidy received would reduce an employer’s tax deduction for the costs of retiree health care. Our subsidy receipts will effectively become taxable in tax years that begin after December 31, 2012.

In accordance with U.S. GAAP concerning accounting for income taxes, a reporting entity is required to immediately recognize the effect of a change in tax law in continuing operations in the income statement in the period that includes the enactment date. We were required to record the effect of the change related to the RDS in the quarter ended March 31, 2010, due to the fact that we accounted for the future tax benefit on an accrual basis. In accounting for the effect of the change for U.S. GAAP reporting, an employer that captured the tax benefit of future subsidies on an accrual basis would now be required to reduce the accumulated deferred tax asset on its balance sheet related to the accrued estimated deductible retiree health care payments to reflect the fact that the future deduction will now be reduced by the collection of the accrued subsidy. Companies such as CNG and SCG that meet the requirements concerning accounting for regulated operations offset that decrease with the establishment of a regulatory asset. As a result, we recorded a regulatory asset for unfunded future income taxes of approximately $1.6 million and reduced our deferred income tax asset related to the costs of retiree health care by approximately $1.0 million. In addition, since the recognition of the unfunded future income tax regulatory asset is considered a temporary difference, we recognized an associated deferred income tax liability of approximately $0.6 million. There is no immediate effect on the income statement under this accounting, only our balance sheet is affected.

Note 5. New Accounting Standards

We have adopted a new accounting standard issued by the Financial Accounting Standards Board (FASB) as explained below.

Disclosures about fair value measurements: In January 2010 the FASB issued amendments to improve disclosures about fair value measurements. New disclosures that will be required include: 1) details of transfers in and out of Level 1 and Level 2 of the fair value measurement hierarchy, and 2) gross presentation of roll forward activity within Level 3 – separate presentation of information about purchases, sales, issuances and settlements. Entities will also have to provide fair value measurement disclosures for each class of assets and liabilities, as well as disclosures about inputs and valuation techniques for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except that the disclosures about Level 3 roll forward activity are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years. Our adoption of the amendments effective for interim and annual periods beginning on or after January 1, 2010, did not affect our results of operation, financial position or cash flows. Our adoption of the amendments concerning Level 3

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

roll forward activity effective for fiscal years beginning on or after January 1, 2011, and interim periods within those fiscal years, will not affect our results of operation, financial position or cash flows.

Note 6. Accounts receivable

Accounts receivable include unbilled revenues of $18.5 million at June 30, 2010, and $41 million at December 31, 2009, net of an allowance for doubtful accounts at June 30, 2010 of $9.1 million and $7.4 million at December 31, 2009. Accounts receivable do not bear interest, although late fees may be assessed.

Note 7. Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis

	Fair Value Measurements Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
June 30, 2010
Assets
Noncurrent investments available for sale	$9,079	$9,079	-	-
Total	$9,079	$9,079	-	-
Liabilities
Derivatives	$(90)	-	-	$(90)
Total	$(90)	-	-	$(90)
December 31, 2009
Assets
Noncurrent investments available for sale	$13,445	$13,445	-	-
Derivatives	306	-	-	$306
Total	$13,751	$13,445	-	$306

The derivatives asset for the weather derivative totaled $0.3 million at December 31, 2009. The contract settled in April 2010 and CNG received a payment of $3 million, the maximum allowed under the contract for temperatures that were warmer than normal.

Valuation techniques: We measure the fair value of our noncurrent investments available for sale using quoted market prices in active markets for identical assets. The investments primarily consist of money market funds, but also include some fixed income and equity investments.

Fleet fuel derivatives are included in Level 3 of the fair value hierarchy due to the fact that a proprietary calculation (unobservable to the market) is used to arrive at the valuation.

The fair value of fleet fuel derivative contracts is determined by comparing the initial cost of the derivative contracts to the exchange-based settlement price as described in New York

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Mercantile Exchange Rulebook Chapter 6 Section 6.51(a) adjusted by a calculated rolling three-year locational basis derived from actual company purchases of fleet fuel within a particular fleet fueling location.

Instruments measured at fair value on a recurring basis using significant unobservable inputs

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Three months ended June 30,	2010	Derivatives, Net 2009
(Thousands)
Beginning balance	$2,880	$(455)
Total (losses) gains (realized/unrealized)
Included in earnings	(4)	208
Included in other comprehensive income	(103)	140
Purchases, issuances, and settlements	(2,863)	-
Ending balance	$(90)	$(107)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2010	Derivatives, Net 2009
(Thousands)
Beginning balance	$306	$(336)
Total (losses) gains (realized/unrealized)
Included in earnings	(39)	315
Included in other comprehensive income	2,506	(86)
Purchases, issuances, and settlements	(2,863)	-
Ending balance	$(90)	$(107)

The amounts of realized and unrealized gains and losses included in earnings for the periods (above), which are reported in the various categories indicated are:

Other operating expense
(Thousands)
Total (losses) gains included in earnings for the three months ended June 30,
2010	$(4)
2009	$208
Total (losses) gains included in earnings for the six months ended June 30,
2010	$(39)
2009	$315

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 8. Regulatory Proceedings

CNG overearnings and rate filing: In June 2008 CNG filed its monthly financial report with the DPUC showing that it exceeded its allowed return on equity (ROE) by more than 100 basis points for the sixth consecutive monthly period. As a result, the DPUC initiated an overearnings investigation. In August 2008 the DPUC issued a decision ordering CNG to implement a rate decrease of $15 million effective August 6, 2008, and the filing of a rate case by January 1, 2009.

In January 2009 CNG filed an application for a delivery rate increase of $16.2 million or approximately 4.4% over the revenues produced from its existing rate schedules. The DPUC issued CNG’s rate order on July 23, 2009, requiring a rate reduction of 4.2% effective July 31, 2009. CNG appealed the order and the application of new tariffs prescribed by the rate order was temporarily suspended by the court. On January 6, 2010, the Connecticut Superior Court entered a ruling against CNG’s appeal. On January 21, 2010, CNG filed for a continuation of the temporary stay while it pursues an appeal of that decision. On May 28, 2010, CNG appealed the decision to the Connecticut Supreme Court. Oral argument and a decision on the appeal are not expected until the fall of 2010.

SCG overearnings and rate filing: In July 2008 SCG filed its monthly financial report with the DPUC showing that it exceeded its allowed ROE by more than 100 basis points for the sixth consecutive monthly period. As a result, the DPUC initiated an overearnings investigation. In October 2008 the DPUC issued a decision ordering SCG to implement a rate decrease of $15 million effective October 24, 2008, and to file pro forma adjustments for the purpose of a surcharge for the period beginning October 24, 2008, through June 30, 2009.

In January 2009 SCG filed an application for a delivery rate increase of $50.1 million or approximately 15.2% over the revenues produced from its existing rate schedules. The DPUC issued SCG’s rate order on July 2, 2009, requiring a rate reduction of 3.2% effective August 19, 2009. SCG appealed the order and the application of new tariffs prescribed by the rate order was temporarily suspended by the Court until it makes a final decision on the appeal. On December 17, 2009, the Court issued an order requiring the DPUC to provide its reasoning for several findings in its decision within 90 days. On April 1, 2010, the Connecticut Superior Court entered a ruling against SCG’s appeal. On April 16, 2010, SCG filed for a continuation of the temporary stay while it pursues an appeal of that decision. On May 28, 2010, SCG appealed the decision to the Connecticut Supreme Court. Oral argument and a decision on the appeal are not expected until the fall of 2010.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 9. Retirement Benefits

We have funded noncontributory defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based on years of service and final average salary. We also have postretirement health care benefit plans covering substantially all of our employees. The health care plans are contributory with participants' contributions adjusted annually.

Components of net periodic benefit cost:

	Pension Benefits		Postretirement Benefits
Three months ended June 30,	2010	2009	2010	2009
(Thousands)
Service cost	$1,251	$1,167	$173	$143
Interest cost	4,450	4,428	777	818
Expected return on plan assets	(5,264)	(5,459)	(320)	(224)
Amortization of prior service cost (benefit)	85	129	(24)	34
Amortization of net loss	2,144	1,626	164	182
Net periodic benefit cost	$2,666	$1,891	$770	$953

	Pension Benefits		Postretirement Benefits
Six months ended June 30,	2010	2009	2010	2009
(Thousands)
Service cost	$2,503	$2,335	$345	$285
Interest cost	8,899	8,855	1,553	1,637
Expected return on plan assets	(10,528)	(10,919)	(639)	(448)
Amortization of prior service cost (benefit)	169	259	(48)	68
Amortization of net loss	4,288	3,252	328	364
Net periodic benefit cost	$5,331	$3,782	$1,539	$1,906

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

 Note 10. Segment Information

Our natural gas delivery segment consists of our regulated transportation, storage and distribution operations in Connecticut. We measure segment profitability based on net income. Eliminations and other includes primarily our intersegment and intercompany eliminations. Selected information for our operating segments includes:

	Natural Gas Delivery	CNE Energy	TEN	Eliminations and other	Total
(Thousands)
Three months ended:
June 30, 2010
Operating Revenues	$104,018	$2,789	$7,322	$(2,298)	$111,831
Net (Loss) Income Attributable to CEC and CTG	$(249,386)	$5,126	$1,263	$400	$(242,597)
June 30, 2009
Operating Revenues	$100,818	$4,042	$7,136	$(2,342)	$109,654
Net (Loss) Income Attributable to CEC and CTG	$(3,528)	$552	$1,445	$(919)	$(2,450)

Six months ended:
June 30, 2010
Operating Revenues	$408,599	$5,482	$16,854	$(4,502)	$426,433
Net (Loss) Income Attributable to CEC and CTG	$(217,895)	$10,476	$2,903	$(735)	$(205,251)
June 30, 2009
Operating Revenues	$432,620	$6,773	$18,488	$(4,879)	$453,002
Net (Loss) Income Attributable to CEC and CTG	$20,328	$772	$3,514	$(882)	$23,732

Total Assets
June 30, 2010	$1,774,179	$347,517	$68,510	$(2,703)	$2,187,503
December 31, 2009	$2,036,072	$353,736	$71,958	$(2,976)	$2,458,790